REGAL BELOIT CORPORATION -- 2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
[Name]
[Address]

Dear _____________________:

You have been granted an award of Restricted Stock Units (an “Award”) under the Regal Beloit Corporation 2018 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	________________
Number of Restricted Stock Units:	__________________ (_______) Units
Vesting Schedule:
Except as otherwise provided herein, [percentage amount(s)] will vest on [vesting time(s)], respectively, provided that you remain continuously employed by the Company through the applicable vesting date(s).

If the application of the foregoing vesting schedule would cause any fractional Restricted Stock Units to vest, then the number of Restricted Stock Units that vest on any vesting date other than the final vesting date shall be rounded down to the nearest whole share, and such fractional Restricted Stock Units shall accumulate and vest on the next vesting date that they add up to a whole share.

If your employment or service with the Company terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested, then all nonvested Restricted Stock Units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or Disability, in accordance with the terms of the Plan.

Issuance of Shares:
As soon as reasonably practicable after your Restricted Stock Units vest, the Company will issue to you a number of Shares equal to the number of Restricted Stock Units that have vested. In all events such settlement of any earned Restricted Stock Units shall occur no later than one year after the Restricted Stock Units are earned unless delivery is deferred pursuant to a nonqualified deferred compensation plan, if allowed by the Company, in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Change of Control:	Upon a Change of Control, this Award will be treated as provided in the Plan.
Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:
You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued therefor upon vesting of the units. Accordingly, prior to Shares being issued to you upon vesting of the Restricted Stock Units, you may not exercise any voting rights and you will not be entitled to receive any dividends, dividend equivalent payments and other distributions paid with respect to any such Shares underlying the Restricted Stock Units.

Transferability of Award:
Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:
To the extent that the vesting of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the Restricted Stock Units, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in connection with the earning of the Restricted Stock Units, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon vesting of the Restricted Stock Units having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:
By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
•
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
•    In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.
•    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•    This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
•    This Award may be executed in counterparts.

Prospectus Delivery/Access:
•    By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•    A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL BELOIT CORPORATION

Signed
[Officer Name and Title]